Exhibit 99.1

Press Release

SEPRACOR COMPLETES FULL REDEMPTION OF ITS
7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005

MARLBOROUGH, Mass., July 11, 2003 — Sepracor Inc. (NASDAQ: SEPR) today announced that it has completed the redemption of $111.9 million aggregate principal amount of its 7% Convertible Subordinated Debentures due December 15, 2005 (“7% Debentures”).  Sepracor redeemed the 7% Debentures, pursuant to their terms, on July 10, 2003 at 103% of the principal amount, plus accrued but unpaid interest from June 15, 2003 to, but excluding, the redemption date.  The total aggregate redemption price for the 7% Debentures was approximately $115.8 million, including approximately $0.5 million in accrued interest.  The 7% Debentures redeemed by Sepracor represented all of the remaining outstanding 7% Debentures.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

To receive a copy of this release or any recent release via fax, call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.